IAA Trust Company Mutual Funds



September 22, 2000



PricewaterhouseCoopers LLP
203 North LaSalle Street
Chicago, IL  60601

RE: Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of IAA Trust Company Mutual Funds, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2000 and from April 1, 2000 through June 30, 2000.


Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940as of June 30, 2000 and from April 1, 2000 through June 30, 2000, with respect to securities reflected in the investment account of the Funds.


IAA TRUST COMPANY MUTUAL FUNDS

By:


/s/ Richard F. Day
Richard F. Day
Controller